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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Alloy, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 14, 2004 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Alloy, Inc. were audited by other auditors who have ceased operations. Our report also refers to the change in method of accounting for goodwill and other intangible assets in 2002.

Our report also indicates that the Company changed the composition of its reportable segments in 2002 and the amounts in the 2001 financial statements related to reportable segments have been restated to conform to the 2002 composition of reportable segments. As described in Note 19, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 financial statements relating to reportable segments have been restated to conform to the 2002 composition of reportable segments. As discussed above, the 2001 financial statements of Alloy, Inc. were audited by other auditors who have ceased operations. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such restatement.

                                        /s/ KPMG LLP



New York, New York
June 29, 2004